FOR IMMEDIATE RELEASE                                     CONTACT: SUZANNE BRINK
Boulder, Colorado                                     Investor Relations Manager
November 2, 2000                                                  (720) 406-4699



           HAUSER ANNOUNCES KEY MANAGEMENT CHANGES
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Hauser Inc. (OTCBB:HAUS), today announced changes in its top management team.
Volker Wypyszyk, former President and Chief Executive Officer of Hauser, Inc., requested the Board of Directors relieve him of his duties as Chief Executive Officer so he could take direct responsibility for restoring the Natural Products Division of the Company to profitability. The Division was created in June 1999 when the bulk botanical extract manufacturing capability of the Company was combined with Zuellig Botanical Extracts, a distributor of bulk botanical extracts. Mr. Wypyszyk will become a Senior Executive Vice President and will continue as a Director of the Company.

Kenneth C. Cleveland has been named President and Chief Executive Officer and a Director of the Company. Mr. Cleveland joined the Company in August 2000 as Senior Executive Vice President and Chief Financial Officer. Mr. Cleveland is President of Kenneth Cleveland Associates, Inc., a firm which specializes in advising businesses about financial and operational restructuring.

Hauser, a CUSTOMER CONNECTEDSM company headquartered in Boulder, Colorado, is a leading supplier of herbal extracts and nutritional supplements. The Company also provides interdisciplinary laboratory testing services, chemical engineering services, and contract research and development. The Company's products and services are principally marketed to the pharmaceutical, dietary supplement and food ingredient businesses. Hauser's business units include:
Botanicals International Extracts, Hauser Laboratories, Shuster Laboratories, and ZetaPharm.

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Certain oral and written statements of management of the Company included in this Press Release and elsewhere may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations. The forward-looking statements included herein and elsewhere are based on current expectations that involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.